Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Flowco Holdings Inc. of our report dated August 30, 2024, except for the inclusion of the Lessor Accounting disclosure in Note 5 to the consolidated financial statements, as to which the date is October 11, 2024, relating to the financial statements of Flowco MergeCo LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 20, 2024